Exhibit 5.1

Joe Laxague Partner jlaxague@cronelawgroup.com 1 East Liberty, Suite 600, Reno, NV 89501 420 Lexington Avenue, Suite 2446, New York, NY 10170 NV Office: 775.234.5221 www.cronelawgroup.com

November 25, 2024

Blue Star Foods Corp.

3000 NW 109th Avenue

Miami, FL 33172

Re:	Blue Star Foods Corp. Registration Statement on Form S-1 (Registration No. 333- [ ])

Ladies and Gentlemen:

We have acted as counsel for Blue Star Foods Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended through the date hereof (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers the potential offer and resale by the selling stockholders or their permitted transferees of 1,350,000 shares of the Company’s common stock, $0.0001par value per share, (the “IPO Shares”) consisting of (i) up to 1,000,000 shares issuable upon conversion of the principal and accrued interest at maturity of convertible promissory notes in the aggregate principal amount of $550,000 issued in a private placement offering to Jefferson Street Capital, LLC (“Jefferson”) and Quick Capital, LLC (“Quick Capital”) in August 2024, (the “Note Shares”), and (ii) up to 350,000 shares (the “ELOC Shares”) issuable pursuant to that certain purchase agreement dated May 16, 2023, by and between ClearThink Capital Partners, LLC and the Company (the “ELOC Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issuance of the Securities and the securities issued upon exercise thereunder.

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement, as amended, and the exhibits thereto, (b) the Company’s Articles of Incorporation, as amended, (c) the Company’s Bylaws, as amended, (d) certain records of the Company’s corporate proceedings as reflected in its minute books and official shareholder lists, and (e) such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Nevada and the federal laws of the United States of America.

Blue Star Foods Corp.

November 25, 2024

Page | 2

Based upon the foregoing, it is our opinion that:

a. the Note Shares have been duly authorized by all necessary corporate action of the Company, and when issued by the Company in accordance with the terms of the Lind Notes in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

b. The ELOC Shares have been duly authorized by all necessary corporate action of the Company and when issued and sold by the Company, and delivered by the Company against payment therefor in accordance with the ELOC Agreement, in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinions set forth in the paragraph above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

The Crone Law Group P.C.